Exhibit 99.1 PMM Holding (Luxembourg) AG Consolidated financial statements 2020 and 2019

Contents Page Auditor’s Report Independent Auditor’s Report on the Consolidated Financial Statements 2 Consolidated Financial Statements Consolidated Income Statement 1 January - 31 December 4 Consolidated Statement of Comprehensive Income 1 January - 31 December 4 Consolidated Balance Sheet at 31 December 5 Consolidated Statement of Changes in Equity 7 Consolidated Cash Flow Statement 8 Notes to the Consolidated Financial Statement 9 1

Report of Independent Auditors To the Board of Directors of PMM Holding (Luxembourg) AG We have audited the accompanying consolidated financial statements of PMM Holding (Luxembourg) AG and its subsidiaries (the “Company”), which comprise the consolidated balance sheet as of 31 December 2020 and 2019 and the related consolidated income statements, statements of comprehensive income, of changes in equity and of cash flows for the years then ended and the related notes to the consolidated financial statements. Responsibility of the Board of Directors of the Company for the consolidated financial statements The Board of Directors of the Company is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards as issued by the IASB; this includes the design, implementation, and maintenance of internal controls relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. Auditors’ Responsibility Our responsibility is to express an opinion on the consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the Board of Directors of the Company, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. PricewaterhouseCoopers, Société coopérative, 2 rue Gerhard Mercator, B.P. 1443, L-1014 Luxembourg T : +352 494848 1, F : +352 494848 2900, www.pwc.lu Cabinet de révision agréé. Expert-comptable (autorisation gouvernementale n°10028256) R.C.S. Luxembourg B 65 477—TVA LU25482518 2

Opinion In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PMM Holding (Luxembourg) AG as of 31 December 2020 and 2019, and the results of its operations and cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the IASB. PricewaterhouseCoopers, Société coopérative Luxembourg, 23 September 2021 Represented by /s/ Patrick Schon 3

PMM Holding (Luxembourg) AG Consolidated Income Statement 1 January—31 December Note 2020 2019 EUR ’000 EUR ’000 Revenue 4 353.904 304.100 Cost of goods sold 5 (296.752) (281.566) Gross profit 57.152 22.534 Sales and marketing expenses 5 (7.540) (6.782) Administrative expenses 5 (18.909) (17.114) Operating profit / loss 30.703 (1.362) Other operating income and expenses 10 (50) 127 Profit / loss before financial income and expenses and special items 30.653 (1.235) Special items, net 6 (1.694) (267) Financial income 11 219 2.203 Financial expenses 12 (14.008) (7.752) Profit / loss before tax 15.170 (7.051) Tax on result for the year 13 (4.626) (616) Net profit / loss for the year 10.544 (7.667) 4

Consolidated Statement of Comprehensive Income 1 January—31 December 2020 2019 EUR ’000 EUR ’000 Statement of Comprehensive Income 1 January—31 December Net profit / loss for the year 10.544 (7.667) Items that may be subsequently reclassified to profit or loss Exchange adjustment, foreign companies (4.351) 1.935 Comprehensive income 6.193 (5.732) 5

PMM Holding (Luxembourg) AG Consolidated Balance Sheet at 31 December Note 2020 2019 January 1 2019 EUR ’000 EUR ’000 EUR ’000 Assets Goodwill 0 0 0 Customer lists, know-how, patents, licenses and trademarks 2.279 2.530 2.672 Software 1.603 1.932 2.274 Intangible fixed assets under construction 552 131 182 Intangible fixed assets 14 4.434 4.593 5.128 Land and buildings 15 27.450 30.177 29.636 Plant and machinery 15 67.807 76.285 73.077 Other fixtures and fittings, tools and equipment 15 1.674 1.676 1.970 Property, plant and equipment under construction 15 12.143 3.576 4.822 Right of use assets 16 5.680 8.039 9.936 Property, plant and equipment 114.754 119.753 119.441 Other receivables 488 535 211 Deferred tax asset 23 464 499 731 Non-current assets 120.140 125.380 125.511 Inventories 17 24.235 25.812 25.914 Corporation tax 18 499 817 319 Trade receivables 19 32.387 28.041 45.511 Bonds and shares at fair value through profit or loss 0 0 9.232 Other receivables 19 7.002 5.446 6.041 Prepayments 704 575 462 Receivables and others 40.592 34.879 61.565 Cash at bank and in hand 20.606 13.935 10.708 Current assets 85.433 74.626 98.187 Total assets 205.573 200.006 223.698 Equity and liabilities Share capital 20 323 323 323 Share premium and similar premiums 64.792 64.792 64.792 Legal reserve 32 32 32 Exchange adjustments 1.511 5.862 3.927 Retained earnings (42.750) (53.294) (38.727) Equity 23.908 17.715 30.347 Bond 21 127.077 126.743 126.406 Lease liabilities 22 4.316 6.551 8.163 Provisions for other staff obligations 24 1.520 1.281 971 Provisions for other liabilities and charges 25 0 0 873 Non-current liabilities 132.913 134.575 136.413 Current portion of non-current liabilities 0 0 50 Current portion of lease liabilities 22 1.690 1.722 1.773 Credit institutions 26 9.930 7.709 17.868 Trade payables 19.594 17.740 23.710 Payables, plant and machinery 105 343 230 Payables to shareholder 33 251 7.093 80 Corporation tax 27 3.796 405 1.905 Other payables 13.386 12.704 11.322 Current liabilities 48.752 47.716 56.938 Total liabilities 181.665 182.291 193.351 Total equity and liabilities 205.573 200.006 223.698 6

PMM Holding (Luxembourg) AG

Consolidated Statement of Changes in Equity

	Note	Share capital EUR '000	Share premium and similar premiums EUR '000	Legal reserve EUR '000	Exchange adjustments EUR '000	Retained earnings EUR '000	Total EUR '000
Equity							
Equity at 1 January 2020		323	64.792	32	5.862	(53.294)	17.715
Comprehensive income for the year		0	0	0	(4.351)	10.544	6.193
Dividend		0	0	0	0	0	0
Equity at 31 December 2020	20	**323**	**64.792**	**32**	**1.511**	**(42.750)**	**23.908**
Equity at 1 January 2019		323	64.792	32	3.927	(38.727)	30.347
Comprehensive income for the year		0	0	0	1.935	(7.667)	(5.732)
Dividend		0	0	0	0	(6.900)	(6.900)
Equity at 31 December 2019	20	**323**	**64.792**	**32**	**5.862**	**(53.294)**	**17.715**

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PMM Holding (Luxembourg) AG Consolidated Cash Flow Statement Note 2020 2019 EUR ’000 EUR ’000 Net profit / loss for the year 10.544 (7.667) Adjustments of non-cash items 28 29.927 25.284 Change in working capital 29 (1.058) 13.585 Cash flows from operating activities before financial income and expenses and tax 39.413 31.202 Financial income received 213 1.086 Financial expenses paid (7.791) (7.403) Corporation income tax paid (925) (2.364) Cash flows from operating activities 30.910 22.521 Purchase of intangible fixed assets (1.056) (1.222) Purchase of property, plant and equipment (16.327) (15.494) Purchase of financial fixed assets (7) (320) Sale of property, plant and equipment 185 309 Sale of financial fixed assets 19 0 Sale of bonds and shares at fair value through profit and loss 0 9.236 Cash flows from investing activities (17.186) (7.491) Decrease in payables to related parties (6.842) 0 Increase in payables to related parties 0 7.013 Repayment of non-current loans credit institutions 0 (50) Repayment of non-current loans lease liabilities (1.689) (1.773) Change in credit institutions 30 2.221 (10.333) Dividend paid 0 (6.900) Cash flows from financing activities (6.310) (12.043) Change in cash and cash equivalents 7.414 2.987 Cash and cash equivalents at 1 January 13.935 10.708 Exchange adjustment of cash at bank and in hand at 1 January (743) 240 Cash and cash equivalents at 31 December 20.606 13.935 Cash-flow related to non-recourse factoring is presented in change in working capital as part of cash-flow from operations. Cash-flow related to recourse factoring is presented as change in credit institutions in cash-flow from financing activities. 8

PMM Holding (Luxembourg) AG Notes to the Consolidated Financial Statements 1 Accounting Policies General information PMM Holding (Luxembourg) AG (‘the Company’) and its subsidiaries (together, ‘the Group’) manufacture and sell nonwoven products in roll-goods or converted form. The Group has manufacturing plants in Europe and in the US and sell its products globally. Basis of preparation The consolidated financial statements of PMM Holding (Luxembourg) AG have been prepared in accordance with International Financial Reporting Standards as issued by the IASB (IFRS). The Consolidated Financial Statements for 2020 and 2019 are presented in EUR ’000 unless stated otherwise. First time adoption of IFRS (IFRS 1) This is the first Consolidated Financial Statements of PMM Holding (Luxembourg) AG prepared in accordance with IFRS as issued by the IASB. The subsidiary Jacob Holm & Sons AG prepared consolidated financial statements under IFRS in previous years, and the Group has in accordance with IFRS elected to use reported figures of the subgroup as the carrying amounts of the respective items in Group’s IFRS opening balance as of 1 January 2019. The PMM Holding (Luxembourg) AG figures were added to this and consolidated. The additional entity did not have any material impact to the consolidated PMM Holding (Luxembourg) AG Group as a whole. Change of accounting estimates The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the companies’ accounting policies. The areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the financial statements are disclosed in note 3. The Group reviewed the useful life’s of its buildings and machinery equipment early 2020 and revised these for some of the larger assets. The total impact on 2020 was an annual reduction of building depreciations of EUR 432k and a reduction of machinery equipment depreciations of EUR 5.939k. New standards, amendments and interpretations The Group has adopted the following new standards and amendments to standards and interpretations that are effective for the financial year 2020: • Amendments to IAS 1 and IAS 8 “Definition of Material” • Amendments to IFRS 3 “Business Combinations” • Amendment to “References to the Conceptual Framework in IFRS Standards” • Interest rate benchmark reform (Amendment to IFRS 9, IAS 39 and IFRS 7) The implementation has not had a significant impact on recognition, measurement or disclosures in the annual report 2020 and is not expected to have significant impact on the financial reporting for future periods. 9

PMM Holding (Luxembourg) AG Notes to the Consolidated Financial Statements—(Continued) The group has applied the following IFRS standard for the first time, with effect from 1 January 2019: • IFRS 16: Leases The group has changed its accounting policies following the adoption of IFRS 16. The effect of adoption of IFRS 16 is material. IFRS 16 has been adopted using the modified retrospective method. By using this method the cumulative effect of initially applying the standard is recognized at the date of initial application January 1, 2019. On adoption of IFRS 16, the group recognised lease liabilities in relation to leases which had previously been classified as ‘operating leases’ under the principles of IAS 17 Leases. These liabilities were measured at the present value of the remaining lease payments, discounted using the lessee’s incremental borrowing rate as of January 1, 2019. In applying IFRS 16 for the first time, PMM Holding (Luxembourg) AG has used the following practical expedients permitted by the standard: • applying a single discount rate to a portfolio of leases with reasonably similar characteristics • accounting for operating leases with a remaining lease term of less than 12 months as at 1 January 2019 as short-term leases • excluding initial direct costs for the measurement of the lease assets at 1 January 2019 • using hindsight in determining the lease term where the contract contains options to extend or terminate the lease PMM Holding (Luxembourg) AG has elected not to reassess whether a contract is or contains a lease at 1 January 2019. For leases previously classified as finance leases the entity recognised the carrying amount of the lease asset and lease liability immediately before transition as the carrying amount of the right of use asset and the lease liability at the date of initial application. The measurement principles of IFRS 16 are only applied after that date. The weighted average lessee’s incremental borrowing rate applied to the lease liabilities on January 1, 2019 was 4.625%. Under the new accounting standard, the right of use of a leased asset must be recognised as an asset in the balance sheet, while the corresponding lease liability must be recognised in the interest bearing debt. Obviously, the increase in total assets will affect the key ratios that the balance sheet items involved are a part of. After transition the group has applied the recognition exemptions allowed by IFRS 16. This means that low value leases or leases, where the lease term is initially 12 months or less, are recognized as rental expenses in the statement of profit or loss. In addition, the lease and non-lease components are not separated for all asset classes. In the income statement, the lease payment is broken down into a depreciation component and an interest component. As a result, the operating profit before depreciation (EBITDA) has improved by the amount of the lease payment, while depreciation charges will increase by the amount of the estimated depreciation component and financial expenses will increase by the estimated interest component. For 2019, this means the group’s right-of-use assets and net interest bearing debt at year start has increased by EUR 9.9 million and EBITDA has increased by about EUR 2.1 million, while depreciation charges increased by about EUR 1.8 million and financial expenses increased by about EUR 0.5 million. The result for 2019 is negatively impacted by approx. EUR 0.2 million from IFRS 16. 10

PMM Holding (Luxembourg) AG Notes to the Consolidated Financial Statements—(Continued) New standards, amendments and interpretations not yet adopted A number of new standards and amendments to standards and interpretations are effective for annual periods beginning after 1 January 2021, and have not been applied in preparing the consolidated financial statement. The IASB has approved further new standards and interpretations that are not relevant to PMM Holding (Luxembourg) AG and will have no effect on the Financial Statements. Consolidated Financial Statements The Consolidated Financial Statements comprise the Parent Company PMM Holding (Luxembourg) AG and its subsidiaries. Subsidiaries are all entities over which the group has control. The group controls an entity when the group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power to direct the activities of the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the group. They are deconsolidated from the date that control ceases. The Consolidated Financial Statements are prepared on the basis of the Financial Statements of the Parent Company and the group companies by combining items of a uniform nature, and elimination is made of intercompany income and expenses, intercompany accounts as well as profits and losses on transactions between the consolidated companies. The results of foreign group companies are translated into EUR at average exchange rates. The balance sheets are translated into EUR at the exchange rates at the balance sheet date. Exchange adjustments in this connection are made over the statement of comprehensive income. Business combinations On acquisition of subsidiaries including acquisition of subsidiaries under common control, the acquisition method is applied. Purchase price of acquired assets, liabilities and contingent liabilities are initially measured at fair value at the time of acquisition. Identifiable intangible fixed assets are recognised if they can be separated and the fair value can be measured reliably. Deferred tax is recognised on re-measurements made. Any remaining positive differences between the cost and the fair value of assets, liabilities and contingent liabilities acquired are recognised in intangible fixed assets in the balance sheet as goodwill. Goodwill is not amortised, but is tested for impairment on an annual basis. Profit or loss on the sale of subsidiaries are calculated as the difference between the selling price net of selling expenses and the carrying amount of net assets with addition of goodwill and accumulated exchange adjustments recognised in equity at the time of sale. Acquisition-related costs are charged as expenses in the consolidated income statement. Foreign currencies The Group operates in different countries and generates revenue in different currencies. Management has concluded that Euro (EUR) is the functional currency of the Company and has decided to present the Consolidated Financial Statements of the Group in EUR. 11

PMM Holding (Luxembourg) AG Notes to the Consolidated Financial Statements—(Continued) Transactions in foreign currencies are initially recognised at the exchange rates at the dates of transaction. Exchange differences arising due to differences between the transaction date rates and the rates at the dates of payment are recognised in financial income and expenses in the income statement. Receivables, payables and other monetary items in foreign currencies are translated at the exchange rates at the balance sheet date. Differences between the exchange rates at the balance sheet date and the rates at the time of the establishment of the receivable or payable or recognition in the most recent Consolidated Financial Statements are recognised in financial income and expenses in the income statement. Balance sheet items including goodwill for consolidated companies that do not have EUR as their functional currency are translated into EUR at the exchange rates at the balance sheet date, whereas the income statements of these companies are translated at average exchange rates for the month. Exchange adjustments arising on the translation of the opening equity at year-end rates and net profit for the year at year-end rates are recognised directly in equity under a separate reserve for exchange adjustments. Income Statement Revenue and recognition of income The Group manufactures nonwoven products for performance applications in hygiene, personal care, beauty care, health care and industrial end- use. As a manufacturer of nonwoven products the Group uses natural and synthetic raw materials and hydro-entangles them to a nonwoven fabric. The fabrics are sold as roll goods to converters who produce the finished product sold to end users. The Group performs selected captive finishing activities for specialty applications itself through its own converting assets at the production sites. Revenue from the sale of goods for resale and own produced finished goods is recognised in the income statement if control has been transferred to the buyer before year-end. Finished goods is primarily made up of nonwoven roll-goods which requires converting by the customer and secondarily of completed nonwoven products which are ready for use. Control generally passes when the customer takes possession of the goods, at which time the Group has a right to receive payment for the goods. In most cases, delivery takes place outside of the production plants or warehouses operated by the Group. The terms of payment set out in the Group’s sales agreements with customers depend on the underlying performance obligation and on the underlying customer relationship. For the sale of goods for which control passes at a specific point in time, the terms of payment will typically be from one to three months. Revenue is measured excluding VAT and other taxes and duties charged on behalf of third parties. All rebates and discounts granted are deducted from revenue. Cost of goods sold Cost of goods sold comprises costs incurred to achieve revenue for the year. Cost comprises raw materials, consumables, direct labour costs and indirect production costs such as maintenance and depreciation, etc, as well as operation, administration and management of factories and distribution expenses including salaries to distribution staff. Cost of goods sold also includes research and development costs that do not qualify for capitalisation as well as amortisation of capitalised development costs. 12

PMM Holding (Luxembourg) AG Notes to the Consolidated Financial Statements—(Continued) Sales and marketing expenses Sales and marketing expenses comprise costs in the form of salaries to sales staff, advertising and marketing expenses as well as operation of motor vehicles, depreciation, etc. Administrative expenses Administrative expenses comprise expenses for management, administrative staff, office expenses, depreciation, etc. Other operating income and expenses Other operating income and other operating expenses comprise items of a secondary nature to the core activities of the companies, including gains and losses on disposals of intangible fixed assets and property, plant and equipment as well as subsidies received which do not directly relate to the purchase of non-current assets. Special items Special items comprise income and expenses outside normal operations which are at the same time non-recurring income and expenses. Special items comprise income and expense arising from events and transactions such as due diligence re. potential acquisitions, integration costs and larger restructuring or organisational changes. Financial income and expenses Financial income and expenses comprise interest income and expense including amortisation of transaction cost and premium/discounts (effective interest method), financial expenses in respect of leases, realised and unrealised exchange adjustments and fair value changes on securities. Financial expenses directly attributable to purchases, construction or production of a qualifying asset are included as part of the expenses relating to the asset. All other financial expenses are recognised in expenses in the financial year in which they were incurred. A qualifying asset is an asset for which considerable time is required to make it ready for its intended use or for sale. Tax on profit for the year Tax for the year consists of current tax for the year and deferred tax for the year. The tax attributable to the profit for the year is recognised in the income statement, whereas the tax attributable to items recognised in other comprehensive income is recognised in other comprehensive income and tax attributable to equity transactions is recognised directly in equity. Any changes in deferred tax due to changes to tax rates are recognised in the income statement. Balance Sheet Intangible fixed assets Goodwill represents the excess of the cost of an acquisition over the fair value of identifiable net assets of the acquired enterprise. Goodwill is measured at historical cost less accumulated impairment losses. Goodwill is not amortised. The carrying amount of goodwill is allocated to the Group’s operating segments. The allocation is completed no later than at the end of the reporting period following the acquisition. 13

PMM Holding (Luxembourg) AG Notes to the Consolidated Financial Statements—(Continued) Goodwill is tested for impairment annually or on indication of impairment. In the event of impairment, the carrying amount is written down to the value in use. Impairment charges on goodwill are not reversed. Customer lists, know-how, patents and licenses, trademarks and software are measured at cost less accumulated amortisation. Amortisation is made on a straight-line basis over the expected useful life, which are: Customer lists, know-how, patents and licenses 3 – 10 years Trademarks 20 years Software 3 – 10 years Property, plant and equipment Property, plant and equipment are recognised at cost less accumulated depreciation and less any accumulated impairment losses. Cost comprises the purchase price and costs which are directly attributable to the acquisition up until the time when the asset is ready for use. In the case of assets of own construction, cost comprises directly attributable costs for labour, materials, components and sub-suppliers. The cost price of new product lines comprise costs related to the commissioning of the production line up until the point in time where the production line is ready for commercial production. Commissioning costs comprise costs such as test runs and repair and maintenance activities. Borrowing costs directly attributable to the acquisition, construction or production of the asset are included in the cost of the asset. The initial estimate of the costs of dismantling assets for which there is a legal obligation to dismantle at the end of the useful life of the asset is included as part of the cost price of the asset. Government grants received are set off against the cost of assets qualifying for the subsidy. Financial expenses directly attributable to purchases, construction or production of a qualifying asset are included as part of the cost relating to the asset. A qualifying asset is an asset for which considerable time is required to make it ready for its intended use or for sale. Depreciation based on cost reduced by any residual value is calculated on a straight-line basis over the expected useful lives of the assets, which are: Buildings 30 – 50 years Plant and machinery 10 – 15 years Other fixtures and fittings, tools and equipment 3 – 10 years Spare parts included in plant and machinery are depreciated over 5 years. Gains or losses from the sale of property, plant and equipment are calculated as the difference between the selling price net of selling expenses and the carrying amount at the time of the sale. Gains or losses from current replacement of property, plant and equipment are recognised in other operating income and expenses in the income statement. Impairment of fixed assets The carrying amounts of intangible assets and property, plant and equipment are reviewed on an annual basis to determine whether there is any indication of impairment other than that expressed by amortisation and depreciation. If so, an impairment test is carried out to determine whether the recoverable amount is lower than the carrying amount, and the asset is written down to its lower recoverable amount. 14

PMM Holding (Luxembourg) AG Notes to the Consolidated Financial Statements—(Continued) The asset is written down to its recoverable amount if this is lower than the carrying amount. The recoverable amount of the asset is calculated as the higher of net selling price and value in use. Where a recoverable amount cannot be determined for the individual asset, the assets are assessed in the smallest group of assets for which a reliable recoverable amount can be determined based on a total assessment. Impairment losses are reversed to the extent that changes have taken place in the assumptions or estimates leading to the write-down for impairment. Impairment losses are only reversed to the extent that the new carrying amount of the asset does not exceed the carrying amount which the asset would have had, had it not been written down for impairment. Impairment on goodwill is not reversed. Financial assets Other receivables Receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They are included in current assets, except for maturities greater than 12 months after the end of the reporting period. These are classified as non-current assets. Inventories Inventories are measured at the lower of cost under the FIFO method and net realisable value. The net realisable value of inventories is calculated at the amount expected to be generated by sale in the process of normal operations with deduction of selling expenses and costs of completion. The net realisable value is determined allowing for marketability, obsolescence and development in expected sales. The cost of goods for resale, raw materials and consumables equals cost including freight, duty etc. The cost of finished goods and work in progress comprises the cost of raw materials, consumables and direct labour as well as directly attributable labour and production costs. These costs also comprise maintenance and depreciation of the machinery, factory buildings and equipment used in the manufacturing process as well as costs of production management. Receivables Receivables are measured at amortised cost. Provisions for bad debts are made in accordance with the simplified expected credit loss-model, under which total losses are recognised immediately in the income statement at the same time as the receivable is recognised in the balance sheet in the amount of the lifetime expected credit loss on the receivable. Impairment write-downs on receivables are recognised in the income statement under sales and marketing expenses. Dividend Dividend is recognised as a liability at the time of adoption at the Annual General Meeting. Dividend expected to be paid for the year is disclosed as a separate equity item. Corporation tax and deferred tax Current tax liabilities and receivables are recognised in the balance sheet as tax calculated on the taxable income for the year adjusted for tax on taxable income for prior years and for taxes paid on account. 15

PMM Holding (Luxembourg) AG Notes to the Consolidated Financial Statements—(Continued) Deferred tax is measured according to the balance sheet liability method in respect of all temporary differences between the carrying amount and the tax base of assets and liabilities. However, deferred tax is not recognised in respect of temporary differences concerning goodwill not deductible for tax purposes and other items where temporary differences—apart from business acquisitions—have arisen at the time of acquisition without affecting the profit for the year or the taxable income. Deferred tax assets, including the tax base of tax loss carry-forwards, are recognised at the value at which they are expected to be utilised, either by elimination in tax on future earnings or by set-off against deferred tax liabilities within the same legal tax entity and jurisdiction. Deferred tax is measured on the basis of the tax rules and tax rates in the respective countries that will be effective under the legislation at the balance sheet date when the deferred tax is expected to crystallise as current tax. Any changes in deferred tax due to changes to tax rates are recognised in the income statement unless the deferred tax relates to equity entries. Staff obligations Wages and salaries, social security contributions, paid absence and sickness absence, bonuses and non-monetary contributions are recognised in the financial year in which the Group’s employees have performed the related work. Expenses relating to the Group’s long-term staff benefits are accrued so that they follow the performance of work by the employees concerned. The Group’s pension schemes comprise defined contribution plans. Moreover, provisions are made for seniority based bonuses earned over the employment period under the projected unit credit method. The effect of re-measuring the liability due to changes in actuarial assumptions is recognised in the income statement. Provisions Provisions are recognised when—as a result of an event occurred before or on the balance sheet date—the Company has a legal or constructive obligation and it is probable that economic benefits must be given up to settle the obligation. Provisions comprise mainly dismantling cost related to assets held on leased land. Provisions are measured at Management’s best estimate of the amount at which the liability is expected to be settled. At the measurement of provisions, discounting is made of the expenses necessary to settle the liability if this has a material effect on the measurement of the liability. Leases If a contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration, the contract is or contains a lease. Each contract is assessed at inception whether it is or contains a lease. If the contract is a lease, the Group, as a lessee, recognizes in accordance with IFRS 16 Leases the right-of-use assets and lease liabilities for the rights and obligations created by leases. The Group applies the recognition exemptions allowed by IFRS 16. This means that low value asset leases and short-term leases are recognized as expenses in the statement of profit or loss. 16

PMM Holding (Luxembourg) AG Notes to the Consolidated Financial Statements—(Continued) The recognition exemptions allows that leases, where the lease term is initially 12 months or less and the leases do not contain any purchase options, are recognized as rental expenses on straight-line basis in the statement of profit or loss. Gains arising from modifications in lease contracts are recognized as other operating income and losses as other operating expenses. Financial liabilities Financial liabilities are recognised at the date of borrowing at fair value less related transaction costs paid. Subsequently, financial liabilities are measured at amortised cost using the effective interest method. Any difference between the proceeds initially received and the nominal value is recognised in the income statement under Financial expenses over the term of the loan. Cash Flow Statement The cash flow statement shows cash flows for the year broken down by operating, investing and financing activities, changes for the year in cash and cash equivalents as well as cash and cash equivalents at the beginning and end of the year. Cash flows from operating activities Cash flows from operating activities are calculated as the net profit for the year adjusted for non-cash operating items, changes in working capital, financial income/expenses and corporation tax paid. Cash flows from investing activities Cash flows from investing activities comprise cash flows from acquisitions and disposals of intangible fixed assets, property, plant and equipment as well as financial fixed asset investments. Cash flows from financing activities Cash flows from financing activities comprise cash flows from the raising and repayment of non-current liabilities as well as payments to and from shareholders. Cash and cash equivalents Cash and cash equivalents comprise the item “Cash at bank and in hand” under current assets. The cash flow statement cannot be immediately derived from the information provided in these financial statements. 2 Consolidation method The method applied is full consolidation and the following 100% controlled entities have been included in the consolidation: Jacob Holm & Sons AG, Picassoplatz 8, CH-4052 Basel Jacob Holm & Sønner Holding A/S, c/o Accura Advokatpartnerselskab, Tuborg Boulevard 1, DK-2900 Hellerup 17

PMM Holding (Luxembourg) AG Notes to the Consolidated Financial Statements—(Continued) Jacob Holm & Sønner A/S, c/o Accura Advokatpartnerselskab, Tuborg Boulevard 1, DK-2900 Hellerup Jacob Holm Industries (America) Inc., 1265 Sand Hill Road, Candler, NC 28715, USA Jacob Holm Industries (France) SAS, Rue Henri Seiller, Zone Industrielle, 68360 Soultz, France Sontara AG, Picassoplatz 8, CH-4052 Basel Sontara Old Hickory Inc., 850 New Burton Road, Suite 201, Dover, County of Kent, Delaware, 19904, USA Sontara Asturias S.A.U., Polígono Industrial- DuPont - Valle de Tamon; 33469 Carreño Asturias, Spain Sontara Japan GK, 14/F Kamiyacho MT Building, 4-3-20 Toranomon, Minato-ku, Tokyo 105-0001, Japan Jacob Holm Mexico SA De CV, Bosque de Ciruelos No. 180, PP 101, Colonia Bosques de las Lomas, Delegación Miguel Hidalgo, México, Distrito Federal, 11700 Sontara Americas Inc., 850 New Burton Road, Suite 201, Dover, County of Kent, Delaware, 19904, USA Sontara South Asia Sdn Bhd, 12th Floor, Menara Symphony, No. 5, Jalan Prof. Khoo Kay Kim, 46200 Petaling Jaya, Selangor Darul Ehsan, Malaysia Sontara Argentina S.R.L., Maipu 1210, piso 8° Ofic.850, CABA CP 1006, Buenos Aires, Argentina Sontara Nonwovens (Shanghai) Co., Ltd., Room 503-07, Floor 5, Building 1, No. 1438, Hongqiao Road, Changning District, Shanghai, China Sontara Korea Co., Ltd., Room #601, Hanjin building, 6, Teheran-ro 103-gil, Gangnam-gu, 06173 Seoul, Korea TWIG America Inc., 850 New Burton Road, Suite 201, Dover, County of Kent, Delaware, 19904, USA 3 Significant accounting estimates and judgements Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that Management believes are reasonable under the circumstances. The Group makes estimates and assumptions concerning the future. The resulting accounting estimates will, by nature, seldom equal the actual outcome. The estimates and assumptions that have a significant risk of resulting in a material adjustment to the carrying amounts of assets within the next financial year are discussed below. Impairment test—Property Plant and Equipment (PPE) An impairment test has been performed on PPE related to the Jacob Holm Industries CGU’s PPE in the USA. In Management’s view, the assumptions applied reflect the market conditions existing as of 31 December 2020. The impairment test is a complex process that requires significant Management judgement in determining various assumptions, such as cash-flow projections including remaining useful life and capex needed during the remaining useful life and the applied discount rate. 18

PMM Holding (Luxembourg) AG Notes to the Consolidated Financial Statements—(Continued) Reassessment of useful life—Property Plant and Equipment (PPE) The Group reviewed the useful life’s of its buildings and machinery equipment early 2020 and revised these for some of the larger assets. The total impact on 2020 was an annual reduction of building depreciations of EUR 432k and a reduction of machinery equipment depreciations of EUR 5.939k. The review was initiated due to the fact that it became obvious that some of the buildings and machinery equipment was depreciated to a point where it had a low book value although technically and economically it was assumed to continue to be competitive against newer equipment. 4 Revenue 2020 2019 EUR ’000 EUR ’000 Sale of goods 353.804 304.002 Royalties 40 49 Other 60 49 353.904 304.100 Geographic allocation Revenue EU 107.371 90.572 USA/Canada 189.620 166.189 APAC 46.470 37.576 Other 10.443 9.763 Total revenue 353.904 304.100 5 Expenses classified by type 2020 2019 EUR ’000 EUR ’000 Production costs 282.202 269.267 Distribution costs 14.550 12.299 Cost of goods sold 296.752 281.566 Sales and marketing expenses 7.540 6.782 Administrative expenses 18.909 17.114 Other income and expenses 50 (127) Special items, net 1.694 267 324.945 305.602 Classified by type as follows: Expenses for raw materials and consumables 187.434 168.906 Other external expenses 70.809 66.575 Staff expenses 55.434 50.974 Depreciation and amortisation 11.268 19.147 324.945 305.602 19

PMM Holding (Luxembourg) AG Notes to the Consolidated Financial Statements—(Continued) 6 Special items, net Special items, costs: 2020 2019 EUR ’000 EUR ’000 Release of dismantling accrual regarding assets held on leased land 0 (892) Restructuring and strategic projects 1.246 0 Organizational right-sizing costs 314 685 Due diligence 134 474 1.694 267 Special items for 2020 are staff expenses and external third party costs respectively. The restructuring and strategic projects relates to defining the future structure and strategy of the Group. Special items for 2019, are expenses for raw materials and consumables, staff expenses and external third party costs respectively. The dismantling accrual could be released as the company acquired the leased land during 2019. 7 Staff expenses Staff expenses are included in the Group’s production costs, distribution costs, sales and marketing and administrative expenses as follows: 2020 2019 EUR ’000 EUR ’000 Wages and salaries 43.413 39.607 Pensions defined contribution plans 2.095 1.843 Other social security expenses 9.926 9.524 55.434 50.974 Key management compensation Key management consist of the executive and supervisory board as well as the executive management team. 2020 2019 EUR ’000 EUR ’000 Salaries and other short-term employee benefits 2.198 1.388 2.198 1.388 Thereof to the executive board 500 518 Thereof to the supervisory board 10 10 Average number of full-time employees 745 692 Staff expenses are distributed on the individual cost groups as follows: 2020 2019 EUR ’000 EUR ’000 Cost of goods sold 39.923 37.482 Sales and marketing expenses 5.942 4.762 Administrative expenses 9.569 8.730 55.434 50.974 20

PMM Holding (Luxembourg) AG Notes to the Consolidated Financial Statements—(Continued) 8 Fee to auditors appointed at the general meeting 2020 2019 EUR ’000 EUR ’000 Audit fee 362 334 Tax consultancy 196 381 Other assurance statements 0 0 Non-audit services 10 16 Total 568 731 Fee to other audit firms Audit fee 16 21 Tax consultancy 21 24 Non-audit services 61 58 Total 98 103 9 Depreciation and amortisation Depreciation and amortisation for the year are specified as follows: 2020 2019 EUR ’000 EUR ’000 Customer lists, know-how, patents, licences and trademarks 414 352 Software 777 1.555 Buildings 1.396 1.977 Plant and machinery 6.279 12.650 Other fixtures and fittings, tools and equipment 593 789 Right-of-use assets 1.809 1.824 11.268 19.147 Depreciation, amortisation and impairment losses are distributed on the individual cost groups as follows: 2020 2019 EUR ’000 EUR ’000 Cost of goods sold 9.933 16.979 Sales and marketing expenses 60 58 Administrative expenses 1.275 2.110 11.268 19.147 10 Other operating income and expenses 2020 2019 EUR ’000 EUR ’000 Other operating income: Subsidies 107 12 Gains on disposals of non-current assets 24 61 Management fee 87 87 218 160 21

PMM Holding (Luxembourg) AG Notes to the Consolidated Financial Statements—(Continued) 2020 2019 EUR ’000 EUR ’000 Other operating expenses: Loss on disposals of non-current assets (268) (33) (268) (33) (50) 127 11 Financial income 2020 2019 EUR ’000 EUR ’000 Interest 12 254 Gain and value adjustments on financial assets 0 696 Exchange adjustments 169 1.230 Other 38 23 219 2.203 Interest and exchange adjustments relate to loans granted and receivables measured at amortised cost. 12 Financial expenses 2020 2019 EUR ’000 EUR ’000 Interest 6.217 6.484 Interest regarding lease liabilities 340 515 Amortized financing costs 337 405 Interest shareholder and related party 86 73 Exchange adjustments 6.956 246 Other 72 29 14.008 7.752 Interest and exchange adjustments relate to loans received and payables measured at amortised cost. 13 Tax on profit for the year 2020 2019 EUR ’000 EUR ’000 Current tax on profit for the year 4.719 1.031 Change in deferred tax (6) 249 Change in tax previous years (87) (664) 4.626 616 Tax on profit for the year is specified as follows: Calculated 24,94% tax on profit for the year before tax 3.783 (1.759) 22

PMM Holding (Luxembourg) AG Notes to the Consolidated Financial Statements—(Continued) 2020 2019 EUR ’000 EUR ’000 Tax effect of: Higher/lower tax rate in foreign companies (2.563) 240 Tax on non-deductible expenses and non-taxable income (63) 38 Non-capitalized and adjustment of valuation of deferred tax asset 3.556 2.761 Adjustment of tax previous years (87) (664) 4.626 616 Effective tax rate for the year 30.49% (8.74)% The effective tax rate for the prior year is mainly influenced by the change in taxes from prior years as well as non-capitalized tax losses of Jacob Holm Industries (America) Inc. 14 Intangible fixed assets Goodwill Customer lists, know- how, patents, licenses and trademarks Software Intangible fixed assets under construction EUR ’000 EUR ’000 EUR ’000 EUR ’000 2020 Cost at 1 January 43 4.691 10.904 131 Exchange adjustment at year-end rate 0 (1) (142) (11) Additions for the year 0 155 1 868 Transfer between items 0 0 436 (436) Disposals for the year 0 (22) (320) 0 Cost at 31 December 43 4.823 10.879 552 Accumulated amortisation at 1 January 43 2.161 8.972 0 Exchange adjustment at year-end rate 0 (9) (153) 0 Amortisation for the year 0 414 777 0 Disposals for the year 0 (22) (320) 0 Accumulated amortisation at 31 December 43 2.544 9.276 0 Carrying amount at 31 December 0 2.279 1.603 552 Amortised over 10 years 3-10 years Goodwill relates to the acquisition of Sontara Argentina in May 2015 and has been fully impaired in 2018. Goodwill Customer lists, know- how, patents, licenses and trademarks Software Intangible fixed assets under construction EUR ’000 EUR ’000 EUR ’000 EUR ’000 2019 Cost at 1 January 43 4.416 9.592 182 Exchange adjustment at year-end rate 0 145 272 6 Additions for the year 0 0 90 1.156 Transfer between items 0 130 1.083 (1.213) Disposals for the year 0 0 (133) 0 Cost at 31 December 43 4.691 10.904 131 23

PMM Holding (Luxembourg) AG

Notes to the Consolidated Financial Statements—(Continued)

	Goodwill EUR '000	Customer lists, know-how, patents, licenses and trademarks EUR '000	Software EUR '000	Intangible fixed assets under construction EUR '000
Accumulated amortisation at 1 January	43	1.744	7.318	0
Exchange adjustment at year-end rate	0	65	232	0
Amortisation for the year	0	352	1.555	0
Disposals for the year	0		(133)	0
Accumulated amortisation at 31 December	43	2.161	8.972	0
Carrying amount at 31 December	**0**	**2.530**	**1.932**	**131**
Amortised over		**10 years**	**3-5 years**	

Goodwill relates to the acquisition of Sontara Argentina in May 2015 and has been fully impaired in 2018.

15 Property, plant and equipment

	Land and buildings EUR '000	Plant and machinery EUR '000	Other fixtures and fittings, tools and equipment EUR '000	Property, plant and equipment under construction EUR '000
2020				
Cost at 1 January	53.287	198.903	9.542	3.576
Exchange adjustment at year-end rate	(3.153)	(12.253)	(371)	(247)
Additions for the year	0	869	51	14.461
Transfer between items	742	4.331	570	(5.643)
Disposals for the year	(154)	(4.791)	(79)	(4)
Cost at 31 December	50.722	187.059	9.713	12.143
Accumulated depreciation at 1 January	23.110	122.618	7.866	0
Exchange adjustment at year-end rate	(1.159)	(6.939)	(341)	0
Depreciation for the year	1.396	6.279	593	0
Disposals for the year	(75)	(2.706)	(79)	0
Accumulated depreciation at 1 January	23.272	119.252	8.039	0
Carrying amount at 31 December	**27.450**	**67.807**	**1.674**	**12.143**
Depreciated over	**30-50 years**	**5-20 years**	**3-10 years**	

The carrying amount of buildings at 31 December 2020 includes interest of EUR 754k. The interest capitalized relates to assets completed in 2015.

The carrying amount of plant and machinery at 31 December 2020 includes interest of EUR 1.289k. The interest capitalized relates to assets completed in 2015.

The Group reviewed the useful life's of its buildings and machinery equipment early 2020 and revised these for some of the larger assets. The total impact on 2020 was an annual reduction of building depreciations of EUR 432k and a reduction of machinery equipment depreciations of EUR 5.939k.

24

PMM Holding (Luxembourg) AG

Notes to the Consolidated Financial Statements—(Continued)

As per 31 December 2020 the Group has performed an impairment test of property, plant and equipment in the US related to the CGU Jacob Holm Industries' US- activities. The test was made due to past performance leading to high operating losses. The conclusion was that there was no need for impairment.

The impairment test was performed as a value in use calculation discounting the expected cash-flows for 5 years and assumes a terminal growth of 2.0%. The growth rate is based on realistic assumptions.

The cash flow projections are based on the budget for 2021 adjusted for full year effect of the expected improvements in 2021 and increasing quantities in 2022 and 2023.

The discount rate applied is based on a risk-adjusted after tax rate discount rate (weighted average cost of capital) of 7.0% (2019: 7.3%).

Cash flow projections for 2021 is negative due to expected additional CAPEX of approximately USD 21 million to get the production facilities back on historical performance and increase the production volume as estimated in the budget. In 2023 EBITDA less CAPEX is estimated at USD 8.9 million.

Based on the forecasts prepared, there is approx. 7% or USD 6 million of available headroom. The weighted average cost of capital can increase to 7.6% or EBITDA can reduce by USD 0.6 million each year without getting into impairment.

	Land and buildings EUR '000	Plant and machinery EUR '000	Other fixtures and fittings, tools and equipment EUR '000	Property, plant and equipment under construction EUR '000
2019				
Cost at 1 January	50.513	181.802	9.003	4.822
Exchange adjustment at year-end rate	800	3.000	129	77
Additions for the year	0	458	41	15.140
Transfer between items	1.994	14.028	441	(16.463)
Disposals for the year	(20)	(385)	(72)	0
Cost at 31 December	53.287	198.903	9.542	3.576
Accumulated depreciation at 1 January	20.877	108.725	7.033	0
Exchange adjustment at year-end rate	263	1.553	105	0
Depreciation for the year	1.977	12.650	789	0
Disposals for the year	(7)	(310)	(61)	0
Accumulated depreciation at 1 January	23.110	122.618	7.866	0
Carrying amount at 31 December	**30.177**	**76.285**	**1.676**	**3.576**
Depreciated over	**30-50 years**	**5-15 years**	**3-10 years**	

The carrying amount of buildings at 31 December 2019 includes interest of EUR 868k.

The carrying amount of plant and machinery at 31 December 2019 includes interest of EUR 1.649k.

As per 31 December 2019 the Group has performed an impairment test of property, plant and equipment in the US related to the CGU Jacob Holm Industries' US- activities. The conclusion was that there was no need for impairment.

25

PMM Holding (Luxembourg) AG Notes to the Consolidated Financial Statements—(Continued) The impairment test was performed as a value in use calculation discounting the expected cash-flows in the assets expected remaining technical life for the production lines of, taking into account upgrades of the assets. The cash flow projections are based on the budget for 2020 adjusted for full year effect of the expected improvements in 2020 and increasing quantities in 2021 and 2022. A growth rate of 2.0% has been applied in the terminal period from 2023 and onwards. The discount rate applied is based on a risk-adjusted after tax rate discount rate (weighted average cost of capital) of 7.3% (2018: 7.5%). Cash flow projections for 2020 is negative due to expected additional CAPEX of approximately USD 4 million to get the production facilities back on historical performance and increase the production volume as estimated in the budget. In 2022 EBITDA less CAPEX is estimated at USD 8.3 million. Based on the forecasts prepared, there is no available headroom. 16 Right-of-use assets Buildings Office spaces EUR ’000 EUR ’000 2020 Cost at 1 January 9.156 676 Exchange adjustment at year-end rate (816) (3) Additions for the year 0 0 Disposals for the year 0 0 Cost at 31 December 8.340 673 Depreciation at 1 January 1.701 92 Exchange adjustment at year-end rate (268) (1) Depreciation for the year 1.662 147 Disposals for the year 0 0 Depreciation at 31 December 3.095 238 Carrying amount at 31 December 5.245 435 The Group owns all of its production facilities and production lines. The most significant lease contracts consists of warehouses in the US. Other lease contracts relates to the lease of office space. Lease liabilities are disclosed in note 22. Land Buildings Office spaces EUR ’000 EUR ’000 EUR ’000 2019 Cost at 1 January 220 9.156 560 Exchange adjustment at year-end rate 0 0 0 Additions for the year 0 0 116 Disposals for the year (220) 0 0 Cost at 31 December 0 9.156 676 26

PMM Holding (Luxembourg) AG Notes to the Consolidated Financial Statements—(Continued) Land Buildings Office spaces EUR ’000 EUR ’000 EUR ’000 Depreciation at 1 January 0 0 0 Exchange adjustment at year-end rate 0 6 0 Depreciation for the year 37 1.695 92 Disposals for the year (37) 0 0 Depreciation at 31 December 0 1.701 92 Carrying amount at 31 December 0 7.455 584 The Group owns all of its production facilities and production lines. The most significant lease contracts consists of warehouses in the US. One of the production facilities were on leased land but the Group acquired the land during 2019. Other lease contracts relates to the lease of office space. Lease contracts are disclosed in note 22. 17 Inventories 2020 2019 EUR ’000 EUR ’000 Raw materials and consumables 10.573 11.359 Finished goods 13.662 14.453 24.235 25.812 Raw materials and consumables expensed for the year 187.434 168.906 Inventories expected to be sold after more than 1 year amount to 0 0 Write-down on inventories for the year amounts to 881 1.166 Reversed write-down on inventories for the year amounts to 508 259 Subsequent sales have shown that there was no need for the write-down. 18 Corporation tax 2020 2019 EUR ’000 EUR ’000 Corporation tax receivable at 1 January 817 319 Exchange adjustment at year-end rate (52) 12 Tax on operating profit (419) (369) Tax refunded/paid 153 855 Corporation tax receivable at 31 December 499 817 27

PMM Holding (Luxembourg) AG Notes to the Consolidated Financial Statements—(Continued) 19 Receivables 2020 2019 EUR ’000 EUR ’000 Trade receivables 32.795 28.533 Bad debt provision (408) (492) Trade receivables, net 32.387 28.041 Other receivables 7.002 5.446 39.389 33.487 Bad debt provision Bad debt provision at 1 January 492 345 Exchange adjustment at year-end rate (42) 14 Additions for the year 87 140 Disposals for the year: - Applied (129) (7) - Reversed 0 0 Bad debt provision at 31 December 408 492 Please refer to note 32 for credit quality information. 20 Equity 2020 2019 EUR ’000 EUR ’000 Share capital has developed as follows: 1 January 323 323 Change during the year 0 0 31 December 323 323 Subscribed capital The subscribed capital, amounting to EUR 323k, is represented by 3,229 shares with a nominal value of EUR 100, fully paid. Share premium and similar premiums The share premium amounts to EUR 64,792k. Legal reserve In accordance with Luxembourg company law, the Company is required to transfer a minimum of 5% of its net profit for each financial year to a legal reserve. This requirement ceases to be necessary once the balance on the legal reserve reaches 10% of the issued share capital. The legal reserve is not available for distribution to the shareholders. 28

PMM Holding (Luxembourg) AG Notes to the Consolidated Financial Statements—(Continued) 21 Listed Bond The Bond matures in full on March 31, 2022. The Group Company may redeem the bond issue in whole or in part at any time. The redemption price is: Today to March 2021 101.25% of par value March 2021 to September 2021 100.75% of par value From September 2021 100% of par value The bonds are subject to a minimum liquidity requirement and a net debt / EBITDA ratio covenant testing in case of an Incurrence Event. An Incurrence Event can be either a dividend distribution above the permitted minimum distribution of EUR 7 mio. and/or the incurrence of financial indebtedness. 22 Lease liabilities 2020 2019 EUR ’000 EUR ’000 In accordance with IFRS 16: Payment due later than 5 years 1.042 1.661 Payment due 1-5 years 3.274 4.890 Non-current lease liabilities 4.316 6.551 Payment due within 1 year 1.690 1.722 6.006 8.273 Cash outflow for leases: Paid interest expenses on lease liabilities 340 515 Repayment of finance lease liabilities 1.689 1.773 Rental expenses 486 623 2.515 2.911 The Group owns all of its production facilities and production lines. The most significant lease contracts consists of warehouses in the US. One of the production facilities were on leased land but the Group acquired the land during 2019. The Group also acts as a lessor to a minor extent in two of it’s leased warehouses. The lease payments received from these lease contracts are recognized in production costs and amounted to EUR 414k in 2020 and EUR 403k in 2019. Right of use assets are disclosed in note 16. 29

PMM Holding (Luxembourg) AG Notes to the Consolidated Financial Statements—(Continued) 23 Deferred tax 2020 2019 EUR ’000 EUR ’000 Deferred tax at 1 January (499) (731) Exchange adjustment at year-end rate 41 (17) Change in deferred tax (6) 249 Deferred tax at 31 December (464) (499) Deferred tax relates to (- = deferred tax assets and + = deferred tax liability): Inventories (157) (134) Other current assets 51 94 Other current liabilities (2.273) (1.623) Current part (2.379) (1.663) Intangible assets (454) (542) Property, plant and equipment 6.944 6.394 Right of use assets, net (150) (116) Other non-current liabilities 241 208 Tax loss carry-forward (4.666) (4.780) Non-current part 1.915 1.164 Deferred tax, net (464) (499) which breaks down as follows: Deferred tax asset (464) (499) Provisions for deferred tax liability 0 0 (464) (499) Unrecognized deferred tax asset 9.274 6.915 The Group was loss making in 2018 and 2019 but turned positive in 2020 which is expected to continue the next years. Netting of deferred tax assets and tax liabilities are only made by legal entity. The Group’s recognised tax loss is subject to varying conditions and is expected fully utilised for set-off against positive taxable income within a 5 year period. Two of the entities to which the tax loss carry-forward relates to were not profitable in 2020. Management has assessed that there is some uncertainty as to the timing of utilizing the tax loss carry-forward, that it has written down the part of the tax loss carry-forward which relates to the period after 5 years. The assessment is based on budgets for 2021 and the expected development over the next years. Apart from the tax losses carried forward regarding one of the US entities there is no expiration of the unrecognized tax losses. In the US none of the unrecognized tax losses will expire within the next 5 years. 24 Other staff obligations The Group offers part of the employees to participate in pension schemes in the form of defined contribution plans. 30

PMM Holding (Luxembourg) AG Notes to the Consolidated Financial Statements—(Continued) The provision for other staff obligations primarily includes seniority based bonuses for employees calculated by an actuary taking into account the expected turnover among employees, wage increases etc. A discount factor of 0,60% has been used against 0,73% in 2019. As the obligation is uncertain as regards the time of settlement, no breakdown of time of maturity can be made. The entire obligation has therefore been classified as a non-current liability. 2020 2019 EUR ’000 EUR ’000 Balance at 1 January 1.281 971 Exchange adjustment at year-end rate (1) 0 Disposals for the year (42) (102) Discount effect 22 135 Additions for the year 260 277 Balance at 31 December 1.520 1.281 25 Provisions for other liabilities and charges The liability relates to an estimated liability regarding dismantling of assets held on leased land. 2020 2019 EUR ’000 EUR ’000 Balance at 1 January 0 873 Exchange adjustment at year-end rate 0 19 Reversals for the year 0 (892) Balance at 31 December 0 0 The leased land has been acquired by the company during 2019 that there is no need for a dismantling obligation anymore. The reversed amount has been included in special items in 2019. 26 Credit institutions 2020 2019 EUR ’000 EUR ’000 Payment due within 1 year 9.930 7.709 9.930 7.709 Credit institutions primarily includes revolving credit facilities granted to the Plant in Soultz, France, with a total of EUR 9.930k. These revolving credits are EUR and USD denominated and with variable interest. The covenant comprise the cover of revolving credits by working capital. 31

PMM Holding (Luxembourg) AG

Notes to the Consolidated Financial Statements—(Continued)

27 Corporation tax

	2020 EUR '000	2019 EUR '000
Accrued corporation tax at 1 January	405	1.905
Exchange adjustment at year-end rate	(60)	46
Tax on operating profit	4.213	(2)
Tax paid	(762)	(1.544)
Accrued corporation tax at 31 December	**3.796**	**405**

28 Cash flow statement—adjustments non-cash items

	2020 EUR '000	2019 EUR '000
Financial income	(219)	(2.203)
Financial expenses	14.008	7.752
Depreciation and amortisation, including losses and gains on disposals of intangible fixed assets and property, plant and equipment	11.512	19.119
Tax on profit for the year	4.626	616
	29.927	**25.284**

29 Cash flow statement—change in working capital

	2020 EUR '000	2019 EUR '000
Change in inventories	913	614
Change in receivables	(5.875)	16.520
Change in other provisions	240	(582)
Change in payables	3.664	(2.967)
	(1.058)	**13.585**

30 Changes in liabilities arising from financing activities

	January 1 EUR '000	Cash flows EUR '000	Non-cash changes EUR '000	December 31 EUR '000
2020				
Listed bond	126.743	0	334	127.077
Lease liabilities	8.273	(1.689)	(578)	6.006
Credit institutions	7.709	2.221	0	9.930
	142.725	**532**	**(244)**	**143.013**
2019				
Listed bond	126.406	0	337	126.743
Lease liabilities	9.936	(1.773)	110	8.273
Credit institutions	17.868	(10.159)	0	7.709
	154.210	**(11.932)**	**447**	**142.725**

32

PMM Holding (Luxembourg) AG Notes to the Consolidated Financial Statements—(Continued) 31 Contingent liabilities and other financial obligations Mortgages As security for credit institutions, security has moreover been provided in current assets at a carrying amount of EUR 12.087k (at 31 December 2019: EUR 9.025). Shares pledges As part of the bonds issuance operation as described in note 21, the Group entered into a share pledge agreement dated 3 April 2014 with Norsk Tillitsmann ASA as bond trustee, security agent and pledgee over the shares of Jacob Holm & Sons AG. Obligations under rental agreements Obligations under short term leases and low-value assets primarily comprise agreements entered into concerning the lease of warehouse and office space as well as operational equipment. The leases run until August 2023 at the latest. Obligations under short term leases and low-value assets break down as follows according to due date: 2020 2019 EUR ’000 EUR ’000 Minimum payments 0-1 year 181 155 1-5 years 32 81 >5 years 0 0 213 236 Lease expenses recognised amount to EUR 486k (2019: EUR 623k). Contractual obligations The Group has entered into agreements to acquire/buy property, plant and equipment and will therefore have a payment obligation of 6.219 1.433 32 Financial risks Credit risk Credit risk arises from cash and cash equivalents as well as credit exposure to customers and other outstanding receivables. Credit risk is managed on a group basis. For banks and financial institutions, only independently rated parties with a minimum rating of ‘A’ are accepted. If wholesale customers are independently rated, these ratings are used. Otherwise, if there is no independent rating, risk control assesses the credit quality of the customer, taking into account its financial position, past experience and other factors. Individual risk limits are set based on internal or external ratings in accordance with limits set by Management. The compliance with credit limits by wholesale customers is regularly monitored by line management. 33

PMM Holding (Luxembourg) AG

Notes to the Consolidated Financial Statements—(Continued)

Current follow-up is made on outstanding accounts in accordance with the Group's trade receivables procedures. Where uncertainty arises as to a customer's ability or willingness to pay, and it is estimated that the trade receivable is subject to risk, a bad debt provision is made.

Credit quality

The carrying amounts of trade receivables include receivables which are subject to a factoring arrangement. Under this arrangement, the Group has transferred the relevant receivables to the factor in exchange for cash and is prevented from selling or pledging the receivables. However, the Group has retained late payment and credit risk. The group therefore continues to recognise the transferred assets in their entirety in its balance sheet. The amount repayable under the factoring agreement is presented as borrowing from credit institution. The group considers that the held to collect business model remains appropriate for these receivables and hence continues measuring them at amortised cost.

The total amount included under the factoring agreement amounts to EUR 11m (2019: EUR 7m), of which an amount of approx. EUR 9m (2019: EUR 6m) is covered by credit insurance. The associated liability amounts to EUR 10m (2019: EUR 7m).

Other trade receivables are not covered by credit insurance

During 2019 the Group has entered into factoring agreements on a non-recourse basis for 3 entities. Eligible receivables are sold to the factoring company and derecognized. At the end of 2020 the total amount sold under these agreements amounted to EUR 18m (2019: EUR 13m).

Generally the Group's trade receivables is concentrated on a smaller number of customers of which several are highly rated large multinational customers which supports the low bad debt provision as expected future losses are low. Management believes that adequate provisions for losses have been made.

The overdue balance on trade receivables is specified as follows at 31 December 2020:

EUR '000

	0-15days	16-30 days	31-45 days	> 45 days	Total
Overdue receivables not subject to impairment	1.869	1.365	547	369	4.150
Overdue receivables subject to impairment	0	0	0	450	450
	1.869	1.365	547	819	4.600
Bad debt provision	0	0	0	(408)	(408)
	1.869	1.365	547	411	4.192

The overdue balance on trade receivables is specified as follows at 31 December 2019:

EUR '000

	0-15days	16-30 days	31-45 days	> 45 days	Total
Overdue receivables not subject to impairment	2.109	517	330	242	3.198
Overdue receivables subject to impairment	0	0	0	548	548
	2.109	517	330	790	3.746
Bad debt provision	0	0	0	(492)	(492)
	2.109	517	330	298	3.254

34

PMM Holding (Luxembourg) AG

Notes to the Consolidated Financial Statements—(Continued)

Liquidity risk

The Group ensures sufficient cash resources by entering into framework agreements for current overdraft facilities as well as factoring agreements on a non-recourse basis. Existing agreements have no repayment obligation or expiration date but can be terminated by both parties.

One of the Group's credit facilities are variable due to the fact that it is based on the amount of eligible trade receivables. The use of factoring agreements are variable too as they are based on the amount of eligible trade receivables.

The analysis of due dates is stated on the basis of category and class broken down on due date. The calculation of interest payments on floating-rate obligations is based on the interest rate on the balance sheet date.

The cash need is expected covered by the current liquidity surplus from operations, unutilised credits as well as via refinancing or new non-current loans.

Based on the current performance the Group expects no issues in refinancing the existing debt when it matures in 2022.

2020
EUR '000

	<1 year	1-5 years	>5 years	Total	Repayment not finally agreed	Carrying amount	Fair value
Measured at amortised cost:							
Listed bond	4.781	128.256	0	133.037	0	127.077	129.094
Leasing	1.932	3.691	1.097	6.720	0	6.006	6.006
Credit institutions	9.930	0	0	9.930	0	9.930	9.930
Payables to related companies	251	0	0	251	0	251	251
Trade payables	19.594	0	0	19.594	0	19.594	19.594
Other short-term liabilities	17.167	0	0	17.167	0	17.167	17.167
Financial liabilities	**53.655**	**131.947**	**1.097**	**186.699**	**0**	**180.025**	**182.042**
Trade receivables	32.795	0	0	32.795	0	32.795	32.387
Other receivables	7.501	488	0	7.989	0	7.989	7.989
Cash at bank and in hand	20.606	0	0	20.606	0	20.606	20.606
Financial assets	**60.902**	**488**	**0**	**61.390**	**0**	**61.390**	**60.982**
Net cash outflow	**7.247**	**(131.459)**	**(1.097)**	**(125.309)**	**0**	**(118.635)**	**(121.060)**
Unutilised credits						2.391	2.391

35

PMM Holding (Luxembourg) AG

Notes to the Consolidated Financial Statements—(Continued)

2019
EUR '000

	<1 year	1-5 years	>5 years	Total	Repayment not finally agreed	Carrying amount	Fair value
Measured at amortised cost:							
Listed bond	5.913	134.093	0	140.006	0	126.743	119.709
Leasing	1.722	4.890	1.661	8.273	0	8.273	8.273
Credit institutions	7.709	0	0	7.709	0	7.709	7.709
Payables to related companies	7.093	0	0	7.093	0	7.093	7.093
Trade payables	17.740	0	0	17.740	0	17.740	17.740
Other short-term liabilities	13.416	0	0	13.416	0	13.416	13.416
Financial liabilities	**53.593**	**138.983**	**1.661**	**194.237**	**0**	**180.974**	**173.940**
Trade receivables	28.533	0	0	28.533	0	28.533	28.041
Other receivables	6.263	535	0	6.798	0	6.798	6.798
Cash at bank and in hand	13.935	0	0	13.935	0	13.935	13.935
Financial assets	**48.731**	**535**	**0**	**49.266**	**0**	**49.266**	**48.774**
Net cash outflow	**(4.862)**	**(138.448)**	**(1.661)**	**(144.971)**	**0**	**(131.708)**	**(125.166)**
Unutilised credits						1.520	1.520

Fair value of bond investments is based on quoted prices (level 1). Fair value of the issued bond is based on the latest market price published by Oslo Børs (level 1). Fair value of floating rate loans from credit institutions is based on an assessment of the current margin on such loan arrangements (level 2). Fair value of cash and cash equivalents and short term receivables and payables is determined to equal the nominal amount.

Raw material risk

In line with Group policy, no derivative financial instruments are used to hedge raw material risks.

Market risk

The Group's credits and bonds are floating-rate credits and bonds, which exposes the Group to fluctuations in interest rates. It is Group policy that all financing of working capital and investments in non-current assets take place at floating interest rate.

In line with Group policy, no derivative financial instruments are used to hedge interest rate risk.

Based on interest-bearing debt at the balance sheet date, an increase in the EUR market rate by 1% would decrease the profit for the year before tax of EUR 1.369k (2019: EUR 1.352k) and a similar effect on equity and an increase in all other market rates by 1% would decrease the profit for the year before tax of EUR 5k (2019: EUR 83k) and a similar effect on equity.

The Group's currencies used for payment are mostly distributed between EUR and USD. A natural hedge of the USD exposure of the European sales is sought through purchases in the same currency. Apart from this, there is no systematic hedging of positions in foreign currency in connection with other operating activities and for the time being the Group's policy aims not to hedge in excess of the natural hedging.

36

PMM Holding (Luxembourg) AG

Notes to the Consolidated Financial Statements—(Continued)

Exposure at 31 December 2020

The below balances represents the net Group exposure for each individual currency. Accordingly, where an entity reports in the stated currency, it has been excluded in the balance shown.

EUR '000 Currency	Payment/ expiry	Receivables	Payables	Bond, bank and credit-institutions	Net position
USD	< 1 year	72.273	(12.001)	10.508	70.780
CHF	< 1 year	1.989	0	1	1.990
EUR	< 1 year	7.296	(9.753)	1.805	(652)
EUR	> 1 year	0	0	(127.500)	(127.500)
JPY	< 1 year	331	(15)	84	400
Other	< 1 year	0	(1.353)	96	(1.257)
		81.889	(23.122)	(115.006)	(56.239)

Exposure at 31 December 2019

EUR '000 Currency	Payment/ expiry	Receivables	Payables	Bond, bank and credit-institutions	Net position
USD	< 1 year	65.086	(10.056)	3.546	58.576
CHF	< 1 year	8.012	0	2	8.014
EUR	< 1 year	6.894	(6.010)	1.622	2.506
EUR	> 1 year	0	0	(127.500)	(127.500)
JPY	< 1 year	100	(31)	104	173
Other	< 1 year	18	(136)	46	(72)
		80.110	(16.233)	(122.180)	(58.303)

As the individual group companies primarily operate in their individual functional currencies, the Group's profit is primarily sensitive to changes in exchange rates related to intercompany accounts and receivables/ payables denominated in other currencies than the functional currency.

The two currencies to which profit/loss of the Group is most sensitive is USD and EUR.

A 10% increase in USD compared to the exchange rate at 31 December 2020 towards all other currencies will entail a positive change of profit for the year before tax of EUR 7.078k (2019: positive change of EUR 5.858k) and a similar effect on equity without considering tax effect.

A 10% increase in EUR compared to the exchange rate at 31 December 2020 towards all other currencies will entail a negative change of profit for the year before tax of EUR 12.815k (2019: negative change of EUR 12.499k) and a similar effect on equity without considering tax effect .

Capital management

The objective of the Group's capital management is to ensure the Group's ability to continue as a going concern in order to yield return on investment to the shareholders and to create and maintain an optimal capital structure in order to reduce the costs of capital and maintain a basis of continued growth in the Group.

37

PMM Holding (Luxembourg) AG

Notes to the Consolidated Financial Statements—(Continued)

The Group's capital management is also partly governed by loan agreements which include requirements to financial ratios. These financial ratios are affected by the size of the capital, that a reduction will reduce the ratios.

Total capital makes up the equity shown in the consolidated balance sheet.

33 Related parties

	Basis
Controlling interest	
Poul M. Mikkelsen, Büelweg 9, CH-6442 Gersau	Controlling shareholder
Martin Mikkelsen, Rosenvængets Allé 33, DK-2100 København Ø.	Shareholder
Ammon Ammon AG, Meierhofstrasse 5, FL-9490 Vaduz	Parent company
Other related parties	
PMM Holding AG, Büelweg 9, CH-6442 Gersau	Sister company
Dønnerup A/S, c/o Accura Advokatpartnerselskab, Tuborg Boulevard 1, DK-2900 Hellerup	Sister company

Transactions

Besides intercompany transactions that have been eliminated in the Consolidated Financial Statements, related party transactions comprise interest expense charged by the related party Ammon Ammon AG and management fee charges to and rental charges from the related party Dønnerup A/S.

The Group has been charged interest expenses of EUR 86k from Ammon Ammon AG (2019: EUR 73k).

The Group has charged management services in the amount of EUR 87k (2019: EUR 87k) to Dønnerup A/S. Dønnerup A/S has charged rental expenses in the amount of EUR 95k (2019: EUR 95k).

	2020 EUR '000	2019 EUR '000
Payables to shareholder		
Ammon Ammon AG	251	7.093
	251	**7.093**

34 Development costs

Development costs for the year recognised in the income statement under production costs amount to EUR 1.913k in 2020 against EUR 1.900k in 2019.

35 Post balance sheet events

Due to the nature of the activity of the Group, the Group has benefitted financially from Covid-19 in 2020 and do not expect to have any negative impact in 2021. However, it is difficult to predict the exact impact.

The shareholder of the Group has entered into a definitive agreement on selling all shares of the Group. Closing is expected to take place in the 4th quarter of 2021.

Apart from the above, there have been no material events after the balance sheet date.

38